EX 99.1

RISK FACTORS

You should consider the following risk factors in evaluating us and our business. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to Our Substantial Indebtedness

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR OPERATIONS, CASH FLOW AND ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR DEBT SECURITIES.

We have a substantial amount of outstanding indebtedness. We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Our substantial leverage could have significant consequences to you. For example, it could:

  make it more difficult for us to generate sufficient cash to satisfy our obligations with respect to our indebtedness;
  increase our vulnerability to general adverse economic and industry conditions;
  limit our ability to obtain additional financing;
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for other purposes, including capital expenditures, acquisitions, dividend payments and other general corporate purposes;
  require us to sell debt or equity securities or to sell some of our core assets, possibly on less than favorable terms, to meet debt payment obligations;
  restrict us from making strategic acquisitions or exploiting business opportunities;
  limit our flexibility in planning for, or reacting to, changes in our business and our industry;
  place us at a possible competitive disadvantage compared to our competitors that have less debt; and
  expose us to risks that are inherent in interest rate fluctuations because a part of our indebtedness bears variable rates of interest.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all.

RESTRICTIVE COVENANTS IN OUR SENIOR CREDIT FACILITY COULD ADVERSELY AFFECT OUR BUSINESS BY LIMITING OUR OPERATING AND STRATEGIC FLEXIBILITY.

Our senior credit facility contains restrictive covenants and also prohibits us from prepaying our other indebtedness. Our senior credit facility also requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by a deterioration in our operating results, as well as by events beyond our control, including economic conditions, and we cannot assure you that we will meet those ratios. In 2000 and 2001, we needed waivers of certain covenants under our senior credit facility and needed to amend the senior credit facility to change certain covenants. We may need to waive or amend covenants under our senior credit facility in the future, but cannot assure you that we will be able to obtain such waivers or amendments. A breach of any of these covenants, ratios or restrictions could result in an event of default under our senior credit facility and any of our other indebtedness that may be cross-defaulted to our senior credit facility. Upon the occurrence of an event of default under the senior credit facility or such other indebtedness, the lenders could terminate their commitment to lend and elect to declare all amounts outstanding under such indebtedness, together with accrued interest, to be immediately due and payable. If these lenders accelerate the payment of that indebtedness or foreclose on the collateral, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other debt.

Risks Related to Our Business

OUR BUSINESS MAY SUFFER FROM RISKS RELATED TO OUR PAST ACQUISITIONS AND FACILITY RATIONALIZATIONS, AS WELL AS POTENTIAL FUTURE ACQUISITIONS.

We cannot assure you that we will be able successfully to integrate our past acquisitions and any future acquisitions, which could adversely impact our long-term competitiveness and profitability. The operations of our company have substantially changed over the last six years through the divestiture of our commodity paper products, forest products and corrugated packaging businesses and the acquisition of our existing specialty packaging operations. Substantially all of our existing specialty packaging operations were acquired within the last four years through a series of acquisitions. As part of our business strategy, over the next few years, we may expand our network of value-added packaging facilities, which are now located primarily in Europe, through the acquisition of complementary businesses in North America and we may pursue smaller acquisitions, joint ventures or alliances in Europe, Asia and South America.

Our past acquisitions and any future acquisitions will involve a number of risks that could harm our financial condition, results of operations and competitive position. In particular:

  Our integration plans for our past acquisitions assumes certain cost savings and other benefits based on analyses that involve assumptions as to future events, including assumed operating costs and competitive factors, as well as general business and industry conditions, many of which are beyond our control and may not materialize. Unforeseen factors may offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to our estimates.
  The integration process could disrupt the activities of the businesses that are being combined. The combination of the businesses or plants may require, among other things, coordination of administrative and other functions and consolidation of production capacity. Plant consolidation may strain our ability to deliver products of acceptable quality in a timely manner from consolidated facilities. We may experience attrition among the skilled labor force at the companies acquired in reaction to being acquired and in reaction to our consolidation of plants.
  The execution of our integration plans may divert the attention of our management from operating our business.
  We may assume known and unanticipated liabilities and contingencies.
  Future acquisitions could cause a reduction of our reported earnings because of the issuance of additional securities or debt, increased interest costs, goodwill write-offs and an increased income tax rate.

With respect to our strategic plan to grow in part through acquisitions, we cannot assure you that we will be able to identify suitable acquisitions at acceptable prices or that we will have access to sufficient capital to take advantage of desirable acquisitions. We cannot assure you that our future acquisitions will have revenues, profits or productivity comparable to those of our recent acquisitions. Future acquisitions may require substantial capital. Although we expect to use borrowings under our senior credit facility to pursue these opportunities, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, the senior credit facility imposes limitations on our ability to enter into acquisitions, alliances or joint ventures. Our financial performance and the condition of the capital markets will affect the value of our common stock, which could make it a less attractive form of consideration for making acquisitions. If we cannot identify suitable acquisitions or if we cannot access sufficient capital to take advantage of such acquisitions, we may have to curtail our strategic plan for growth through acquisitions, which could limit our ability to achieve our targeted competitive strategic position and have a material adverse impact on our long-term success.

OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE HARMED BY FUTURE INCREASES IN RAW MATERIAL COSTS.

The primary raw material for our paperboard packaging segment is paperboard, which is converted to make the walls of the packaging unit. The primary raw materials for our plastic packaging segment are raw polyethylene terephthalate ("PET") and high density polyethylene ("HDPE") plastic resins, which are converted to form plastic preforms, bottles, containers and closures. The primary raw materials used in our business are commodities that are subject to cyclical price fluctuations, which could harm our business. The cyclical nature of paperboard, HDPE and PET pricing presents a potential risk to our profit margins because we may not be able to immediately pass along price increases to our customers. Moreover, an increase in the selling prices for the products we produce, resulting from a pass-through of increased raw materials costs, could reduce the volume of units we sell and decrease our revenues.

COMPETITION IN SPECIALTY PACKAGING MARKETS COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Competition is intense in the paperboard and plastic packaging markets that we serve, both from large companies and from local and regional producers and converters. Some of these competitors have substantially greater resources than we do. This competition from existing paperboard and plastic packaging suppliers could harm our financial condition and results of operations.

Additionally, we face the threat of increased competition in the future from new entrants from outside the packaging industry, as well as from existing packaging suppliers, because there are limited barriers to entry for supplying paperboard and plastic packaging to many of the end-use markets that we serve. Capital costs are low, and there are only moderate intellectual property and technological barriers. As a result, it can be difficult for us to increase prices because, if we increase prices above a competitive level, customers can change to a new supplier.

Our Paperboard Packaging and Plastic Packaging segments also face competition from producers of packaging made from other materials that are suitable for packaging. Our Paperboard Packaging segment faces competition from producers of packaging using metals, foils and plastics, and our Plastic Packaging segment faces competition from producers of packaging using paperboard, foils, glass and metals. The prices that we can charge for paperboard and plastic packaging are therefore constrained by the availability of substitutes such as metal and glass packaging.

IF WE FAIL TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR LARGER PACKAGING CUSTOMERS, OUR BUSINESS MAY BE HARMED.

We generally do not enter into long-term fixed quantity supply agreements with our main customers. Many of our larger packaging customers are multinational companies that purchase large quantities of packaging materials. Typically, major packaging customers centralize their purchasing on a pan-European basis and seek to obtain their packaging requirements from a limited number of sources to achieve maximum efficiency. Many of these companies are sophisticated purchasers with centralized procurement departments. They generally enter into supply arrangements through a tender process that solicits bids from several potential suppliers and selects the winning bid based on several attributes, including price and service. Generally the supply arrangements (usually for terms of one to five years) specify the terms of trade and service requirements for the period of the arrangement and some award sole or preferred supply for specific classes of packaging products for the customer, but only to the extent the customer requires such products. The significant negotiating leverage possessed by many of our customers and potential customers limits our ability to negotiate supply arrangements with favorable terms and creates pricing pressure, reducing margins industry wide. We regularly submit bids for new business or renewal of existing business. The loss of one or more of our larger customers, or reduced orders by any of our larger customers, could harm our business and results of operations. Moreover, our customers may vary their order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods. Because of the nature of our business, order backlogs are not large. In the event we lose any of our larger customers, we may not be able to rapidly replace that revenue source, which could harm our financial results.

OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY DOWNTURNS IN THE TARGET MARKETS THAT WE SERVE.

Demand for our specialty packaging products in the principal end-use markets we serve is primarily driven by consumer consumption of the products sold in the packages we produce, which is affected by general economic conditions. Our primary end-use markets are pharmaceuticals and healthcare; premium branded products, such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances; food and household; and multimedia and technology for paperboard packaging; and agrochemicals and other specialty chemicals; food and beverages; and pharmaceuticals and healthcare for plastic packaging. Downturns in these sectors could result in decreased demand for our products. In particular, our business may be adversely affected during periods of economic weakness by the general softness in some consumer markets. Our results could be adversely affected if the recent weakening of economic conditions continues or accelerates.

Land sales also may be negatively impacted by weakness in the general economy, which could cause land values to decline, either reducing our proceeds from sales or causing us to delay sales until market conditions improve, either of which could have an adverse effect on our revenues, margins and cash flows.

We only recognize revenue from our land development segment upon sales of land; accordingly revenue from this segment is subject to substantial variation between periods, which could have a significant impact on our revenues and margins.

WE MAY BE ADVERSELY AFFECTED BY SEASONAL SALES CYCLES.

Demand for goods in several of our target end-use markets, especially fine spirits, premium confectioneries, cosmetics and fragrances, is typically strongest during our third and fourth fiscal quarters due to the increase in orders placed in preparation for the year-end holiday and Easter shopping seasons. Demand for our paperboard packaging products from customers in these end-use markets is therefore typically strongest during the third and fourth fiscal quarters. We generally ship a majority of our paperboard packaging products to customers in these end-use markets in the third and fourth fiscal quarters. If these customers anticipate soft year-end holiday or Easter sales, this may result in reduced sales of our paperboard packaging products, which could have an adverse effect on our results of operations for that year. Our borrowing needs are greatest in the first and second fiscal quarters due to reduced seasonal cash flow from our business. We typically generate nearly all of our cash from operating activities in the second half of our fiscal year, and use cash in operating activities during the first half of the year as a result of our working capital needs.

WE CONDUCT A SUBSTANTIAL PORTION OF OUR OPERATIONS IN NON-U.S. COUNTRIES, AND OUR OPERATING RESULTS ARE HIGHLY DEPENDENT ON OUR NON-U.S. SALES AND OPERATIONS, WHICH EXPOSES US TO VARIOUS RISKS.

We conduct a substantial portion of our operations in non-U.S. countries, which exposes us to risks from changes in the political, economic and financial environments in those countries. Sales to customers outside North America accounted for over 90% of our net revenues during each of the last three years. In addition, one of our strategies for increasing our revenues depends on expansion into additional non-U.S. markets. Our non-U.S. sales and operations are subject to a variety of risks, including:

  difficulties in staffing and managing non-U.S. operations;
  inflexible local labor markets and work rules;
  fluctuations in currency exchange rates or imposition of currency exchange controls;
  costs (such as labor, raw materials and equipment costs) that fluctuate in the countries in which we do business because such costs are denominated in non-U.S. currencies;
  issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property;
  changes in trading policies and regulatory requirements, including export license requirements, trade barriers, tariffs and tax laws;
  language and cultural differences;
  general political and economic conditions and trends in non-U.S. markets;
  expropriation of assets, including bank accounts, intellectual property and physical assets, by non-U.S. governments;
  greater risk of uncollectible accounts; and
  longer collection cycles.

Accordingly, we may not be able to successfully execute our business plan in non-U.S. markets. If we are unable to achieve anticipated levels of revenues from our non-U.S. operations, our revenues and profitability will decline.

WE ARE SUBJECT TO MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT REQUIRE

SIGNIFICANT EXPENDITURES FOR COMPLIANCE AND REMEDIATION EFFORTS, AND CHANGES IN THE LAW COULD INCREASE THOSE EXPENSES AND ADVERSELY AFFECT OUR OPERATIONS.

Compliance with the environmental requirements of international, non-U.S. national and U.S. federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances.

Under certain environmental laws, we can be held strictly liable for hazardous substance contamination of any real property we have ever owned, operated or used as a disposal site or for natural resource damages associated with such contamination. We have a policy of assessing real property for environmental risks prior to purchase. We regularly make capital and operating expenditures to stay in compliance with environmental laws. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. We cannot assure you that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on our business. Such future events could include changes in, or new interpretations of, existing laws, regulations or enforcement policies; additional information or facts surfacing with respect to existing investigations; or further investigation of the potential health hazards of certain products or business activities.

The subsidiary that comprised our former tissue segment has been identified by the U.S. federal government and the State of Wisconsin as a potentially responsible party with respect to possible natural resource damages and remediation and restoration liability in the Fox River and Green Bay System in Wisconsin. In connection with the disposition of the assets of that subsidiary, we retained liability for, and the third party indemnity rights associated with, discharges of PCBs and other hazardous materials in the Fox River and Green Bay System. In connection with the sale of our former West Point, Virginia pulp and paper mill, we have an indemnification obligation to the purchaser with regard to notices of alleged environmental violations issued by the United States Environmental Protection Agency and the Commonwealth of Virginia Department of Environmental Quality in April 1999. We cannot assure you that the ultimate costs related to these two sites will not have a material adverse affect on our results.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY

SERIOUSLY HARM OUR BUSINESS.

Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled employees involved in the design and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could harm our business.

OUR HISTORICAL FINANCIAL INFORMATION MAY BE OF LIMITED RELEVANCE.

The historical financial information included in this exhibit and previously filed with the SEC does not give effect to various significant acquisitions that we have made in the last several years prior to their date of acquisition. In addition, we have discontinued a substantial portion of our historical operations, all of which are reflected as discontinued operations in our financial statements. As a result of these significant events, you may have difficulty evaluating our current or anticipated operating results based on our historical results of operations.

FUTURE GOVERNMENT REGULATIONS AND JUDICIAL DECISIONS AFFECTING THE PACKAGING WE PRODUCE OR THE PRODUCTS SHIPPED IN THE PACKAGING WE PRODUCE COULD SIGNIFICANTLY REDUCE DEMAND FOR OUR PACKAGING PRODUCTS.

Government regulations and judicial decisions that affect the packaging we produce or the products shipped in the packaging we produce could significantly reduce demand for our packaging products. Tobacco products have increasingly been subject to litigation and regulation throughout the world. Consumer demand for tobacco products has declined in some countries as a result, and if demand for tobacco products continues to decline and/or begins to decline in other countries, our sales of tobacco packaging could be adversely affected. For example, proposed European Union legislation could limit the tar and nicotine levels of tobacco products produced in Europe, even if manufactured for export. Future legislation could also limit the use of secondary packaging, such as limiting the sale of bottles of fine spirits in paperboard boxes. If such legislation becomes law, it could significantly reduce demand for many of our paperboard packaging products and adversely affect our sales.